EXHIBIT 10.1

Summary of the 2005 Annual Cash Incentive Bonus Program

The 2005 Annual Cash Incentive Bonus Program (“2005 Program”) is applicable to key employees of Lone Star and its operating companies, including Lone Star’s executive officers.  Annual cash bonus targets as a percentage of salary (ranging from 20% to 100%) were established for each participant in the 2005 Program.  Achievement by the participant’s employer of 100% of its 2005 targeted ROIC (return on invested capital, which is earnings before income taxes divided by total assets less non-interest bearing liabilities) would establish an opportunity pool equal to 100% of the sum of all participants’ target bonus amounts.  If the employer achieves less than 80% of its 2005 targeted ROIC, any cash bonuses would be payable to its employee-participants only from a pool based on individual achievement, the total amount of which is 20% of the opportunity pool.  If the employer achieves more than 100% of its 2005 targeted ROIC, the opportunity pool would be increased proportionally (up to a maximum of 200% of the sum of the participants’ target bonus amounts.)

The Committee, in its sole discretion, administers the 2005 Program and selects the key employees and executive officers who participate in the 2005 Program.  The Committee reserves the right to modify the awards and the terms of the 2005 Program, and final awards are determined by the Committee in its discretion.  The Committee also considers achievement of individual objectives in deciding on the amount of any bonus for a participant.

The Committee’s approval of the terms of the 2005 Program shall not be deemed to create an enforceable agreement between Lone Star or any of its subsidiaries and any employee, and the Committee retains the right to reduce or refuse to authorize any awards under the 2005 Program, regardless of the attainment of any Program objectives.  No right to any award shall be deemed to exist unless and until the Committee authorizes payment of awards under the 2005 Program following the completion of the 2005 fiscal year.